Pricing Supplement to the Prospectus dated January 5, 2007 and the
                 Prospectus Supplement dated February 28, 2007

    [RBC LOGO]      US$2,000,000

                    Royal Bank of Canada Enhanced Return (Leveraged) Notes Linked to the Common Stock of Freeport-McMoRan Copper & Gold, Inc.due April 28, 2009

Issuer:                       Royal Bank of Canada ("Royal Bank")
Issue:                        Senior Global Medium-Term Notes, Series C
Trade Date:                   March 24, 2008
Issue Date:                   March 28, 2008
Maturity Date and Term:       April 28, 2009 (resulting in a term to maturity of
                              approximately thirteen months)
Coupon:                       We will not pay you interest during the term of
                              the Notes
Underlying Stock:             The return on the Notes is linked to the
                              performance of the common stock of Freeport-
                              McMoRan Copper & Gold, Inc.  (the "Underlying
                              Stock" or "FCX")
Maximum Redemption
  Amount:                     The principal amount invested ("Principal Amount")
                              multiplied by 139%
Minimum Investment:           US$1,000 (Subject to such other restrictions, as
                              may be applicable to such investors under the
                              private offering rules of any jurisdiction outside
                              the United States. See "Risk Factors--Non-U.S.
                              Investors May Be Subject to Certain Additional
                              Risks.")
Denomination:                 US$1,000 and integral multiples of US$1,000
                              thereafter (except that non-U.S. investors may be
                              subject to higher minimums)
Payment at Maturity:          The amount payable on each Note upon maturity will
                              be calculated as follows:
                              If the Final Stock Price is greater than or equal
                              to the Initial Stock Price, then, at maturity,
                              you will receive a cash payment equal to the
                              lesser of:
                                    (1) Principal Amount + (Principal Amount x
                                        Percentage Change x 3), or
                                    (2) the Maximum Redemption Amount.
                              If the Final Stock Price is less than the Initial
                              Stock Price, then, at maturity, you will receive
                              a cash payment equal to:
                                    Principal Amount + (Principal Amount x
                                    Percentage Change)
                              The Notes are not principal protected. You may
                              lose some or all of your initial investment.
Percentage Change:            The Percentage Change is calculated using the
                              following formula (expressed as a percentage):

                              Final Stock Price - Initial Stock Price
                              ---------------------------------------
                                        Initial Stock Price

Initial Stock Price:          $88.76, the closing price of the Underlying Stock
                              on March 24, 2008 (the "Initial Valuation Date").
Final Stock Price:            The closing price of the Underlying Stock on April
                              22, 2009 (the "Final Valuation Date").
Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg
                              as described under "Ownership and Book-Entry
                              Issuance" in the accompanying prospectus).
CUSIP Number:                 78008E6T9
Listing:                      The Notes will not be listed on any securities
                              exchange or quotation system
Calculation Agent:            The Bank of New York
Tax Treatment                 The United States federal income tax consequences
                              of your investment in the Notes are uncertain. In the opinion of our counsel, Sullivan & Cromwell
                              LLP, your Notes should be treated as a pre-paid cash-settled derivative contract with respect to the Underlying Stock. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. By purchasing a Note, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to the specific United
                              States tax characterization of the Notes described in this pricing supplement.

Terms Incorporated in the     All of the terms appearing above this item on the
  Master Note:                cover page of this pricing supplement and the
                              terms appearing under the caption "Specific Terms of the Note" below.

Investing in the Notes involves risks that are described in the "Risk Factors" section of this pricing supplement and page S-4 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of approximately $15.00 per $1,000 principal amount note and used a portion of that commission to allow selling concessions to other dealers of approximately $15.00 per $1,000 principal amount note. The price of the notes also included a profit of $15.30 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. The commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada, was $30.30 per $1,000 principal amount note.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.


                                                                                                   Proceeds to
                                                        Price to Public   Agent's Commission   Royal Bank of Canada
                                                        ---------------   ------------------   --------------------
Per Note.................................................    100%              1.50%                 98.50%
Total.................................................... $2,000,000          $30,000              $1,970,000

                         RBC Capital Markets Corporation
                    Pricing Supplement dated March 24, 2008

                                TABLE OF CONTENTS

Pricing Supplement
Summary...............................................................................................     P-2
Risk Factors..........................................................................................     P-6
The Underlying Stock..................................................................................    P-10
Specific Terms of the Notes...........................................................................    P-12
Use of Proceeds and Hedging...........................................................................    P-16
Supplemental Tax Considerations.......................................................................    P-17
Supplemental Plan of Distribution.....................................................................    P-19

Prospectus Supplement
About This Prospectus Supplement......................................................................     S-1
Risk Factors..........................................................................................     S-1
Use of Proceeds.......................................................................................     S-4
Description of the Notes We May Offer.................................................................     S-5
Certain Income Tax Consequences.......................................................................    S-24
Supplemental Plan of Distribution.....................................................................    S-25
Documents Filed as Part of the Registration Statement.................................................    S-30

Prospectus
Documents Incorporated by Reference...................................................................       2
Where You Can Find More Information...................................................................       3
Further Information...................................................................................       3
About This Prospectus.................................................................................       4
Presentation of Financial Information.................................................................       5
Caution Regarding Forward-Looking Information.........................................................       5
Royal Bank of Canada..................................................................................       6
Risk Factors..........................................................................................       6
Use of Proceeds.......................................................................................       6
Consolidated Ratios of Earnings to Fixed Charges......................................................       7
Consolidated Capitalization and Indebtedness..........................................................       8
Description of Debt Securities........................................................................       9
Tax Consequences......................................................................................      26
Plan of Distribution..................................................................................      38
Benefits Plan Investor Considerations.................................................................      40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others...................      41
Validity of Securities................................................................................      41
Experts...............................................................................................      41
Supplemental Financial Statement Schedule.............................................................      42
Other Expenses of Issuance and Distribution...........................................................      45

                                     SUMMARY

     The Notes due April 28, 2009 (the "Notes") are medium-term notes issued by Royal Bank offering a leveraged return linked to the performance of Freeport-McMoRan Copper & Gold, Inc. (the "Underlying Stock"). If the Underlying Stock depreciates, you will receive a negative return on the Notes and you may lose some or all of your initial investment. The following is a summary of the terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The Notes may be offered to certain investors outside the United States in accordance with applicable local law. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement.

Selected Purchase Considerations:

o Exposure to Underlying Stock Appreciation--The Notes are designed for investors who believe that the Underlying Stock will appreciate between the Initial Valuation Date and the Final Valuation Date. You will receive a positive return on your Notes only if the Underlying Stock appreciates. You will receive any such gains at maturity.

o Leveraged Return--If the Underlying Stock appreciates between the Initial Valuation Date and the Final Valuation Date, you will receive a positive return on your Notes equal to three times the amount of the percentage change of such appreciation. Any such leveraged return, however, will be capped at 39%.

o No Principal Protection--You will lose some or all of your Principal Amount invested at maturity if the Underlying Stock depreciates between the Initial Valuation Date and the Final Valuation Date.

o Diversification--The Notes may provide diversification within the equity portion of your portfolio through exposure to the Underlying Stock.

Selected Risk Considerations:

     An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement and page S-4 of the accompanying prospectus supplement.

o Principal at Risk--You may receive less, and possibly significantly less, than your Principal Amount at maturity, if the Underlying Stock depreciates between the Initial Valuation date and the Final Valuation Date at a rate of 1% loss of principal for every 1% decrease in the Underlying Stock Price.

o The Total Return Is Capped, Which May Limit Your Potential Payment at Maturity--You will receive a positive return on your Principal Amount at maturity if the Underlying Stock appreciates between the Initial Valuation Date and the Final Valuation Date. Any return, however, will be capped at 139% of your Principal Amount. In contrast, an investment in a security linked directly to the positive performance of the Underlying Stock (without a cap),or an investment directly in the Underlying Stock, will not limit an investor's return linked to the appreciation, if any, of the Underlying Stock at maturity.

o No Interest or Dividend Payments--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions that my be paid on the Underlying Stock. Any return on your Notes will be paid at maturity.

o There May Be Little or No Secondary Market for the Notes--The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. They are not required to do so, however, and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes may be a suitable investment for you if:

o You seek an investment with a return linked to the performance of the Underlying Stock.

o    You are willing to hold the Notes to maturity.

o    You do not seek current income from this investment.

o    You do not seek principal protection if held to maturity.

o You believe the price of the Underlying Stock will increase during the term of the Notes (and therefore you will receive a positive return on your investment).

The Notes may not be a suitable investment for you if:

o    You are unable or unwilling to hold the Notes to maturity.

o You seek an investment that offers principal protection if held to maturity.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

o    You seek current income from your investments.

o You believe the price of the Underlying Stock will depreciate during the term of the Notes (and therefore you will receive a negative return on your investment).

o You believe the price of the Underlying Stock will appreciate during the term of the Notes by more than the Maximum Redemption Amount.

o    You seek an investment for which there will be an active secondary market

No ownership interest in the Underlying Stock

     An investment in the Notes does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions in the Underlying Stock.

What Are the Tax Consequences?

     The Notes should be treated as a pre-paid derivative contract with respect to the Underlying Stock and the terms of the Notes require you and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for your Notes. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date. For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes and for a discussion of a recent notice from the Internal Revenue Service that may affect the tax treatment of your Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" in this pricing supplement.

     For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental Canadian Tax Considerations" in this pricing supplement.

How Do the Notes Perform at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: What is the Final Stock Price and is it less than, greater than or equal to the Initial Stock Price?

The "Initial Stock Price" is the closing price of the Underlying Stock on the Initial Valuation Date and the "Final Stock Price" is the closing price of the Underlying Stock on the Final Valuation Date.

Step 2: Calculate the Percentage Change.

The Percentage Change is equal to the following formula (expressed as a percentage):

Percentage Change = Final Stock Price - Initial Stock Price
                    ---------------------------------------
                             Initial Stock Price

Step 3: Calculate the Payment at Maturity.

If the Final Stock Price is greater than or equal to the Initial Stock Price, then, at maturity, you will receive a cash payment equal to the lesser of:

         (1)   Principal Amount + (Principal Amount x Percentage Change x 3), or

         (2)   the Maximum Redemption Amount.

If the Final Stock Price is less than the Initial Stock Price, then, at maturity, you will receive a cash payment equal to:

           Principal Amount + (Principal Amount x Percentage Change).

Sample Calculations of the Payment Amount

     The examples set out below are included for illustration purposes only. The price of the Underlying Stock used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial Stock Price and Final Stock Price of the Underlying Stock on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $10,000, a Maximum Redemption Amount of 110% and that no market disruption event has occurred.


Example 1--      Calculation of the payment at maturity where the Percentage
                 Change is 2%.
                 Percentage Change:         2%
                 Payment at Maturity        $10,000 + [$10,000 x (2% x 300%)] =
                                            $10,000 + $600 = $10,600
                 On a $10,000 investment, a 2% percentage change results in a payment at maturity of $10,600, a 6% return on the Notes.



Example 2--      Calculation of the payment at maturity where the Percentage
                 Change is 10%.
                 Percentage Change:         10%
                 Payment at Maturity        $10,000 + [$10,000 x (10% x 300%)] =
                                            $10,000 + $3,000 = $13,000,
                                            but the Maximum Redemption Amount is
                                            $11,000.
                 On a $10,000 investment, a 10% percentage change results in a payment at maturity of $11,000, a 10% return on the Notes.



Example 3--      Calculation of the payment at maturity where the Percentage
                 Change is less than 0%.
                 Percentage Change:         -10%
                 Payment at Maturity        $10,000 + ($10,000 x -10%) = $10,000
                                            - $1,000 = $9,000
                 On a $10,000 investment, a -10% Percentage Change results in a payment at maturity of $9,000, a -10% return on the Notes.

                                  RISK FACTORS

     The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of the Underlying Stock. Investing in the Notes is not equivalent to investing directly in the Underlying Stock. See "The Underlying Stock" below for more information about the Underlying Stock.

     This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement before investing in the Notes.

The Notes Do Not Pay Interest or Guarantee Return of Your Investment.

     The Notes do not pay interest and may return less, possibly significantly less, than the Principal Amount invested. The amount payable at maturity will be determined pursuant to the terms described in this pricing supplement. At maturity, if the Underlying Stock depreciates between the Initial Valuation Date and the Final Valuation Date, you will lose a portion of your Principal Amount at a rate of 1% loss of principal for every 1% decrease in the Underlying Stock Price.

Your Potential Payment at Maturity May Be Limited.

     The Notes may provide less opportunity to participate in the appreciation of the Underlying Stock than an investment in a security linked to the Underlying Stock providing full participation in the appreciation, because the return on the Notes is capped at 39%. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Underlying Stock itself.

Owning the Notes Is Not the Same as Owning the Underlying Stock or a Security Directly Linked to the Performance of the Underlying Stock.

     The return on your Notes will not reflect the return you would realize if you actually owned the Underlying Stock or a security directly linked to the positive performance of the Underlying Stock and held such investment for a similar period because:

     o the return on the Notes at maturity is limited to the Maximum Redemption Amount; and

     o the price of the Underlying Stock is calculated without taking into consideration the value of dividends paid on such stock. The current dividend rate for the Underlying Stock is 1.98%, as of the close on March 24, 2008.

     Even if the price of the Underlying Stock appreciates from the Initial Stock Price during the term of the Notes, the market value of the Notes prior to maturity may not increase by the corresponding amount. It is also possible for the market value of the Notes prior to maturity to decline while the price of the Underlying Stock appreciates.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

     The market value of your Notes may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the price of the Underlying Stock on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

     o the volatility of the Underlying Stock (i.e., the frequency and magnitude of changes in the price of the Underlying Stock);

     o the dividend rate paid on the Underlying Stock (while not paid to holders of the Notes, dividend payments on the Underlying Stock may influence the value of the Underlying Stock and the price of the Underlying Stock, and therefore affect the market value of the Notes);

     o supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;

     o    interest rates in the market;

     o    the time remaining to the maturity of the Notes;

     o    the creditworthiness of Royal Bank; and

     o economic, financial, political, regulatory or judicial events that affect the price of the Underlying Stock or that affect stock markets generally.

     In general, assuming all relevant factors are held constant, we anticipate that the effect on the market value of the Notes based on a given change in most of the factors listed above will be less if it occurs earlier in the term of the Notes than if it occurs later in the term of the Notes.

The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Our Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity.

     The price at which you purchase the notes includes a selling concession (including a broker's commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price. We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

We Are Not Affiliated With FCX And Are Not Responsible For Any Disclosure Made By It.

     While we currently, or in the future, may engage in business with FCX, neither we nor any of our affiliates, including the selling agents, assume any responsibility for the adequacy or accuracy of any publicly available information about FCX. You should make your own investigation into FCX. See the section entitled "The Underlying Stock" below for additional information about FCX.

     FCX is not involved in this offering of the notes and has no obligation of any sort with respect to the Notes. As a result, FCX is not obligated to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of the Notes.

There May Not Be an Active Trading Market in the Notes--Sales in the Secondary Market May Result in Significant Losses.

     You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

Trading and Other Transactions by Royal Bank or its Affiliates in the Underlying Stock, Futures, Options, or Other Derivative Products Linked to the Underlying Stock May Impair the Market Value of the Notes.

     As described below under "Use of Proceeds and Hedging", we or one or more affiliates may hedge our obligations under the Notes by purchasing or selling the Underlying Stock, futures or options on the Underlying Stock, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Stock, and we may adjust these hedges by, among other things, purchasing or selling the Underlying Stock, futures, options, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Stock at any time. Although they are not expected to, any of these hedging activities may decrease the market price of the Underlying Stock, and, therefore, decrease the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

     We or one or more of our affiliates may also engage in trading in the Underlying Stock and other investments relating to the Underlying Stock on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could decrease the market price of the Underlying Stock and, therefore, decrease the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

     As noted above, Royal Bank and its affiliates expect to engage in trading activities related to the Underlying Stock that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests Royal Bank and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the Underlying Stock, could be adverse to the interests of the holders of the Notes.

     Royal Bank and its affiliates may, at present or in the future, engage in business with FCX, including making loans or providing advisory services to it. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of Royal Bank or another affiliate of Royal Bank and the interests of holders of the Notes. Moreover, Royal Bank subsidiaries, including RBC Capital Markets Corporation, have published, and in the future expect to publish, research reports with respect to FCX. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by Royal Bank, RBC Capital Markets Corporation or other affiliates may affect the market price of FCX and, therefore, the market value of the Notes.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

     Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

     On December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the Notes after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes.

     Please read carefully the sections entitled "Summary --What Are the Tax Consequences?" and "Supplemental Tax Considerations" in this pricing supplement, and the section "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor concerning the significance, and the potential impact, of the above considerations and about your own tax situation.

You Will Not Receive Interest Payments on the Notes or Dividend Payments on the Underlying Stock or Have Shareholder Rights in the Underlying Stock.

     You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Underlying Stock. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Underlying Stock may have.

The Calculation Agent Can Postpone the Determination of the Final Stock Price or the Maturity Date if a Market Disruption Event Occurs on the Final Valuation Date.

     The determination of the Final Stock Price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date. If such a postponement occurs, the calculation agent will use the closing price of the Underlying Stock on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

     If the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Final Valuation Date. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Undelrying Stock that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event".

                              THE UNDERLYING STOCK


Information Regarding the Issuer of the Underlying Stock

The Underlying Stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website at www.sec.gov. In addition, information regarding the Underlying Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The following information regarding the issuer of the Underlying Stock is derived from publicly available information.
We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

     o Freeport-McMoran Copper & Gold Inc., through its wholly owned subsidiary, Phelps Dodge, and its majority-owned subsidiary, PT Freeport Indonesia, is a copper, gold and molybdenum mining company. In North America, the Company has six operating copper mines: Morenci, Bagdad, Sierrita and Safford in Arizona, and Chino and Tyrone in New Mexico, as well as one operating molybdenum mine: Henderson in Colorado. In South America, the Company has four operating copper mines: Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile. The Company owns a 53.56% interest in Cerro Verde, an 80% interest in both Candelaria and Ojos del Salado and a 5% interest in El Abra. It owns 90.64% of PT Freeport Indonesia, including 9.36% owned through its wholly owned subsidiary, PT Indocopper Investama. The Company also operates Atlantic Copper S.A. (Atlantic Copper). Atlantic Copper's operations involve the smelting and refining of copper concentrates.

               o Information about FCX filed with the SEC under the Exchange Act can be located by referencing its SEC file number:
                    001-11307-01.

                             Historical Information

The graph below sets forth the historical performance of the Underlying Stock. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Underlying Stock. The information provided in this table is for the second, third and fourth calendar quarters of 2004, the four calendar quarters in each of 2005, 2006, 2007 as well as for the period from January 1, 2008 through March 24, 2008.

We obtained the information regarding the historical performance of the Underlying Stock in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Underlying Stock should not be taken as an indication of future performance, and no assurance can be given as to the market price of the Underlying Stock on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Stock will result in any return in addition to your initial investment.

                       Freeport-McMoRan Copper & Gold Inc
                                     (98-07)
                                 [CHART OMITTED]



                                                                                                 Period-End
                                              High Intra-Day          Low Intra-Day           Closing Price of
  Period-Start           Period-End            Price of the            Price of the            the Underlying
      Date                  Date             Underlying Stock        Underlying Stock               Stock
      ----                  ----             ----------------        ----------------               -----
     4/1/2004             6/30/2004                39.85                   27.76                    33.15
     7/1/2004             9/30/2004                42.13                   31.54                    40.5
    10/1/2004            12/31/2004                42.55                   33.98                    38.23

     1/1/2005             3/31/2005                43.9                    35.12                    39.61
     4/1/2005             6/30/2005                40.31                   31.52                    37.44
     7/1/2005             9/30/2005                49.48                   37.12                    48.59
    10/1/2005            12/30/2005                56.35                   43.41                    53.8

     1/1/2006             3/31/2006                65                      47.11                    59.77
     4/1/2006             6/30/2006                72.2                    43.1                     55.41
     7/1/2006             9/29/2006                62.29                   47.58                    53.26
    10/1/2006            12/29/2006                63.7                    47.6                     55.73

     1/1/2007             3/31/2007                67.19                   48.85                    66.19
     4/1/2007             6/30/2007                85.5                    65.62                    82.82
     7/1/2007             9/30/2007               110.6                    67.07                   104.89
    10/1/2007            12/31/2007               120.2                    85.71                   102.44

     1/1/2008             3/24/2008               107.37                   68.96                    88.76


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           SPECIFIC TERMS OF THE NOTES

     In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Securities We May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus.

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C" (the "medium-term notes") that we may issue under the senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

     Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of the Notes in more detail below. References to "Underlying Stock" mean the Common Stock of FCX.

Coupon

     We will not pay you interest during the term of the Notes.

Denomination

     We will offer the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums).

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

     If the Final Stock Price is greater than or equal to the Initial Stock Price, then, at maturity, you will receive a cash payment equal to the lesser of:

     (1)  Principal Amount + (Principal Amount x Percentage Change x 3), or

     (2)  the Maximum Redemption Amount.

If the Final Stock Price is less than the Initial Stock Price, then, at maturity, you will receive a cash payment equal to:

          Principal Amount + (Principal Amount x Percentage change).

The "Maximum Redemption Amount" is the principal amount multiplied by 139%. The "Percentage Change" will be calculated as follows (and expressed as a percentage):

                               Final Stock Price - Initial Stock Price
        Percentage Change =    ---------------------------------------
                                        Initial Stock Price

where, the "Initial Stock Price" is the closing price of the Underlying Stock on the Initial Valuation Date and the "Final Stock Price" is the closing price of the Underlying Stock on the Final Valuation Date.

Maturity Date

     If the maturity date stated on the cover of this pricing supplement is not a business day, then the maturity date will be the next following business day. If the fourth business day before this applicable day does not qualify as the final valuation date referred to below, then the maturity date will be the fourth business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

Final Valuation Date

     The final valuation date will be the final valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

Market Disruption Event

     As set forth under "--Payment at Maturity" above, the calculation agent will determine the Final Stock Price on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the Final Stock Price may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing price of the Underlying Stock on the first business day after the final valuation date on which no market disruption event occurs or is continuing as the Final Stock Price. In no event, however, will the determination of the Final Stock Price be postponed by more than ten business days.

     If the determination of the Final Stock Price is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Stock Price will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Underlying Stock that would have prevailed in the absence of the market disruption event and determine the Final Stock Price.

     Any of the following will be a market disruption event:

     o a suspension, absence or material limitation of trading in the Underlying Stock for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion; or

     o in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

     The following events will not be market disruption events:

     o a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

     o    a decision to permanently discontinue trading in the Underlying Stock.

     For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Underlying Stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

     For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities--Modification and Waiver" and "--Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies".

Default Amount

     The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

     o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     o    no quotation of the kind referred to above is obtained, or

     o every quotation of that kind obtained is objected to within five business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     o A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

     o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

     Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

     When we refer to a business day with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Role of Calculation Agent

     The Bank of New York will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the initial stock price, the Final Stock Price, the percentage change and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

     In anticipation of the sale of the notes, we or our affiliates expect to enter into hedging transactions involving purchases of the Underlying Stock or securities linked to the Underlying Stock and/or listed and/or over-the-counter derivative instruments linked to the Underlying Stock prior to or on the pricing date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

     o acquire or dispose of the Underlying Stock; and/or

     o acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the price of the Underlying Stock.

     We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

     We or our affiliates may close out our or their hedge on or before the valuation date. That step may involve sales or purchases of the Underlying Stock or over-the-counter derivative instruments linked to the Underlying Stock.

     The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

     This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     Although there is not authority directly related to the proper treatment of the Notes for federal income tax purposes and therefore the proper treatment of the Notes is uncertain, the Notes should be treated as a pre-paid derivative contract with respect to the Underlying Stock and the terms of the Notes require you and us (in the absence of a change in law, an administrative determination or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

     In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement are materially correct.

     Alternative Treatments. Because the proper treatment of your Notes is uncertain, the Internal Revenue Service might assert that your Notes should be treated, as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would generally be required to accrue interest currently over the term of your Notes even though you will not receive any payments from us prior to maturity. In addition, any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

     Moreover, on December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of your Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as your Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, you will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations. Royal Bank of Canada intends to continue treating your Notes for U.S. federal income tax purposes in accordance with the treatment described in the paragraphs above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

     In addition, one member of the House of Representatives recently introduced a bill that, if enacted, would require holders of Notes purchased after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes.

     Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Supplemental Canadian Tax Considerations
     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain Canadian Income Tax Consequences" in the attached prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

     Interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including any payment at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this preliminary pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about March 28, 2008, which is the fourth (4th) business day following the Trade Date (this settlement cycle being referred to as "T+4"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.




                                  US$2,000,000


                                   [RBC LOGO]
                              Royal Bank of Canada
                    Senior Global Medium-Term Notes, Series C
          Enhanced Return (Leveraged) Notes Linked to the Common Stock
                    of Freeport-McMoRan Copper & Gold, Inc.,
                               due April 28, 2009


                                 March 24, 2008